Exhibit 99.1

                   Temecula Valley Bancorp Announces
                      Third Quarter 2007 Earnings


    TEMECULA, Calif.--(BUSINESS WIRE)--Oct. 30, 2007--Temecula Valley Bancorp Inc. (NASDAQ:TMCV) today announced third quarter 2007 net income of $2.60 million, a 35.4 percent decline from the $4.02 million reported for the third quarter of 2006. Diluted earnings per share were $0.25 compared with $0.41 reported in the prior-year quarter. For the first nine months of 2007, net income was $12.0 million, down 4.0 percent from the $12.5 million reported for the 2006 nine-month period; diluted earnings per share were $1.10 compared with $1.30 for the prior-year nine months, a decline of 15.4 percent. Compared with the year-earlier quarter, third quarter 2007 results reflect strong loan growth, a narrowing of the net interest margin, and a decline in the value of the SBA servicing assets. Further, per share 2007 earnings were diluted by the private placement of 1.4 million common shares in November 2006; the impact was partially offset by the repurchase of 684,100 shares during the second and third quarters of 2007. The average number of shares and equivalents outstanding increased 8.9 percent from the third quarter of 2006, and by 13.3 percent for the nine-month period.

    Chairman, President and CEO Stephen H. Wacknitz commented, "The decline in earnings was primarily the result of the volatility due to the adoption of fair value accounting of the servicing assets per FAS 156 in 2007 and not the result of any significant increase in loan losses."

    Highlights of the quarter include:

    -- A $4.7 million charge to earnings to adjust the SBA servicing assets to fair market value. Approximately $3.6 million of the charge was due to a significant increase in the discount rate used to value the assets, which was the result of the disruption in the credit markets. If the discount rate declines from the third quarter 2007 assumed rate of 13.11 percent in future periods, earnings will be impacted positively.

    -- Total revenue declined 9.4 percent year-over-year from a combination of declining gain on sale of SBA loans and the mark-down in value of the SBA servicing assets.

    -- Loan growth since December 31, 2006 of $61.8 million, or 5.4 percent, with a growing emphasis on CRE and SBA lending.

    -- An improving deposit mix, with lower-cost Money Market and NOW accounts up 33 percent year-to-date.

    -- Net non performing assets increased to 1.42 percent of total assets as a result of current economic conditions. However, losses have been historically low due to the conservative valuation of the underlying real estate collateral.

    -- During the second and third quarters of 2007, Temecula's board of directors authorized a stock buyback program to purchase up to $15.5 million of TMCV common stock; for the second and third quarters, 684,100 shares were repurchased at a cost of $12.1 million.

    Chairman, President and CEO Stephen H. Wacknitz commented, "While not the best quarter we ever had, we performed well in light of extremely challenging conditions in both the credit and housing markets. Excluding the non-cash write-down of our SBA servicing assets that was caused by market factors, we would have reported approximately $4.7 million of pro forma net income, $2.1 million higher than our GAAP net income. Loan originations are strong and growing, while our loan losses remain at historically low levels. We have confidence in the geographical diversity of our markets, our ability to identify market opportunities, and the quality of our people to manage our portfolio risk, even in these tough times."

    Returns on average assets and average equity were 0.79 percent and
9.66 percent, respectively, for the quarter ending September 30, 2007, compared to 1.48 percent and 22.72 percent, respectively, for the year-ago third quarter. Nine-month returns on average assets and equity were 1.24 percent and 15.03 percent, respectively, for the 2007 period compared with 1.72 percent and 25.85 percent for the prior year nine months.

    Income Statement

    Total interest income for the third quarter of 2007 was $29.1 million, compared with $25.2 million for the third quarter of 2006, an increase of 15.3 percent. Net interest income was $16.5 million, up
5.9 percent over the $15.6 million reported for the year-ago quarter, reflecting a 23.8 percent increase in average earning assets, partially offset by a 91 basis point, or 14.5 percent, decline in net interest margin, from 6.29 percent for the 2006 third quarter, to 5.38 percent for the current quarter. Compared with the second quarter of 2007, net interest income declined 3.2 percent from a combination of margin decline (13 basis points) and a 1.8 percent decline in average earning assets. The Company sold $70 million of low yielding commercial real estate loans at second quarter-end, reducing average loan balances in the third quarter. The decline in net interest margin was due to a decline in loan yield of 0.17%, which was partially offset by a decline in the cost of interest-bearing deposits of 0.05%.

    Non interest income for the third quarter of 2007 was $1.5 million, a decrease of $2.8 million from the year-ago quarter and a $4.6 million decline from the linked quarter. Credit market disruptions this past quarter that were unprecedented in scope caused a sharp increase in the discount rates used to value SBA loan servicing assets. The servicing assets were written down by $4.7 million. This write-down consists of two parts: first, a $3.6 million write-down for the net impact of third quarter 2007 changes in the assumptions for the discount rate, primarily; and secondly, and to a much lesser extent this quarter than for the year-ago quarter, a $1.1 million write-down representing the decline in the underlying loans serviced and the servicing rate. A table of SBA valuations and their impact of Temecula's quarterly results is as follows:



(dollars in thousands)    3rd Qtr, 2nd Qtr, 1st Qtr, 4th Qtr, 3rd Qtr,
                            2007     2007     2007     2006     2006
------------------------- -------- -------- -------- -------- --------
SBA Loans Serviced        $373,900 $384,500 $383,100 $399,900 $404,900
------------------------- -------- -------- -------- -------- --------
Reported Value of the SBA
 Servicing Assets          $12,418  $16,886  $19,020  $21,503  $23,286
------------------------- -------- -------- -------- -------- --------
P&L Servicing Loss        ($3,109)   ($855)   ($855) ($1,095) ($2,143)
------------------------- -------- -------- -------- -------- --------
Adjustment to Fair Value
 of SBA Servicing Asset   ($4,745) ($2,578) ($2,771) ($3,108) ($4,257)
------------------------- -------- -------- -------- -------- --------
Cash Servicing Received,
 per P&L                    $1,692   $1,785   $1,999   $2,051   $2,199
------------------------- -------- -------- -------- -------- --------
Weighted Average
 Servicing Rate              1.72%    1.82%    1.95%    2.01%    2.11%
------------------------- -------- -------- -------- -------- --------


    Beginning in the fourth quarter of 2004, Temecula began to sell SBA loans for a cash premium, retaining less of the loan servicing to reduce the prepayment risk associated with the servicing assets. The SBA requires that the originating lender retain a minimum of one percent in fees, so the decline in the weighted average servicing rate was anticipated, and will continue to decline until loans originated prior to the fourth quarter of 2004 pay down.

    Non interest income for the current quarter included $1.6 million in gains from the sale of loans, a $2.9 million decline from the $4.5 million reported in the previous quarter, and $2.3 million lower than the year-ago quarter. The decrease was due to a decline in the number of loans sold and the decline in premiums for SBA 7(a) loans. Mr. Wacknitz noted, "We still had good production of SBA loans, and in fact, our total production is higher than last year. Our SBA departments originated $374 million for the nine months ended September 30, 2007 compared to $276 million for the nine months ended September 30, 2006; this excludes loans purchased through our unguaranteed purchase program. However, our SBA production mix is changing gradually due to the impact of the inverted yield curve and increasing competition. As a result, we have been transitioning from being primarily a SBA 7(a) lender toward a higher concentration of SBA 504 and other commercial real estate loans that can be sold in the secondary market. SBA 504 loans have more of a construction component, so we hold these loans on our balance sheet longer until completion, resulting in greater interest income and higher concentrations of owner occupied construction loans."

    The provision for loan losses was $1.1 million for the current quarter, compared with $1.4 million reported for the year-ago quarter; no provision was taken in the previous quarter. Net charge-offs remain minimal; virtually all of Temecula's non-performing loans are collateralized by real estate, and 42 percent guaranteed under various SBA programs.

    Third quarter non interest expense was $12.6 million, an increase of $1.0 million, or 9.0 percent, over the $11.6 million reported for the year-ago quarter, and a $1.7 million decline from second quarter 2007. Salary and benefits expenses accounted for $1.9 million of the linked quarter decrease, primarily from lower bonus accruals due to lower earnings for the quarter. Offsetting the decline in salary and benefits expenses was a $483,000 increase in loan-related expenses, nearly twice the expense incurred during the previous quarter due to strong loan origination volume. Second quarter 2007 expenses also included a charge of $485,000 to the reserve for undisbursed loans and third quarter 2007 included a further charge of $175,000. For the quarter ending September 30, 2007, the efficiency ratio increased to
70.09 percent from 58.24 percent in the third quarter of 2006, primarily due to the decrease in non-interest income.

    Balance Sheet

    Total assets were $1.30 billion at September 30, 2007, up $66.7 million, or 5.4 percent from the $1.24 billion reported at December 31, 2006. Compared with the linked quarter, assets declined $4.1 million, or 0.3 percent; loan growth was funded through the conversion of fed funds. Year-to-date, loan growth was $61.8 million, or 5.4 percent, reaching $1.20 billion. While end-of-period third quarter loans increased by $53.0 million compared to second quarter balances at period-end, average loan balances declined by $33.2 million, or 2.7 percent, reflecting the sale in June 2007 of approximately $70 million in lower-yielding CRE loans.

    Temecula remains solidly entrenched in real estate lending, with approximately 94.1 percent of loans collateralized by real property. Construction lending is the bank's major focus, accounting for 49.2 percent of its loan portfolio; however, construction loans grew only $18.7 million or 4.0 percent since year-end, substantially slower than in 2006. SBA 7(a) loans took up much of the slack, increasing by $40.2 million, or 20 percent, during the 2007 nine-month period. SBA 7(a) loans now account for 20 percent of total loans, up from 17.6 percent at December 31, 2006.

    The loans held in Temecula's portfolio are diversified geographically and by type of loan. Approximately 22.0 percent of loans are located outside the State of California through various SBA programs; these are all commercial in nature, and virtually all are owner-occupied, divided between non-construction CRE ($26.1 million) and commercial construction ($64.8 million), SBA 7(a) ($69.3 million), and unguaranteed purchase program ($106.2 million).

    Deposits at September 30, 2007 were $1.15 billion, an increase of $70.0 million, or 6.5 percent, from $1.08 billion at December 31, 2006. The majority of this growth occurred in lower-cost Money Market and NOW accounts, up $43.5 million, or 33.3 percent since year-end 2006, followed by $24.3 million, or 6.6 percent, growth in retail time deposits. Virtually all deposit growth occurred in the first quarter of 2007; the following two quarters were essentially flat over the six-month period.

    Asset Quality

    Total nonperforming assets were $32.2 million, supported by government guarantees of approximately $13.7 million, thereby reducing Temecula's exposure to $18.5 million, or 1.42 percent of total assets. In the worse case, after reducing the current appraised collateral value by 25% for commercial real estate and 20% for residential real estate, Temecula's loss exposure is estimated at $1.3 million for nonperforming assets. Both gross and net nonperforming assets have been increasing quarterly over the past twelve months; compared with current levels, the gross level of non-performing assets for the year-ago quarter was $13.8 million (1.21 percent of assets), increasing to $27.4 million (2.09 percent) for the linked quarter. After guarantees, exposures for the year-ago quarter were reduced to $3.8 million (0.33 percent of assets), and $12.2 million (0.93 percent of assets) for the linked quarter. Despite a growing level of net nonperforming loans, net loan charge-offs remain low, totaling 0.06 percent of average loans for the current quarter. Mr. Wacknitz commented, "The majority of nonperforming assets are SBA loans, which represent $13.8 million of the net exposure. The remaining $4.7 million of conventional non-accrual loans consist of five loans. Of the $4.7 million, one loan is a construction loan for $2 million expected to settle in the fourth quarter of 2007. The other is a land development loan for $2.2 million located in Folsom, CA where we do not anticipate a loss." At September 30, 2007, the allowance for loan losses was 1.10 percent of total loans and 1.33 percent excluding held-for-sale loans.

    Shareholder Equity

    Shareholder equity increased 43.8 percent from $73.0 million at September 30, 2006 to $104.9 million at September 30, 2007; the majority of the growth was attributable to the $25.1 million private placement completed in November 2006, and the remainder to the exercise of stock options and contribution from net income, which was offset due to the repurchase of $10.0 million of common stock. Compared to the linked quarter, shareholder equity declined by $7.3 million as Temecula reduced its capital base to reflect slower growth in its markets. At September 30, 2007, the Company had 10,137,910 shares outstanding, net of the 684,100 shares repurchased in second and third quarter under the stock repurchase program. Capital ratios remain strong at September 30, 2007, with the Tier 1 leverage ratio at
10.60 percent, the Tier 1 risk-based capital ratio at 9.59 percent, and the total risk-based capital ratio at 10.57 percent, all above the minimum to qualify as "well capitalized."

    "In summary, I anticipate modest loan growth and stabilization of the servicing assets, in the fourth quarter of 2007, resulting in improved earnings," concluded Mr. Wacknitz.

    About the Company

    Temecula Valley Bank, established in 1996, operates ten full-service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach, Ontario and will soon open an eleventh full service banking office in San Marcos. The Bank also operates a number of regional real estate loan production centers in California. As a leading SBA Preferred Lender, the Bank has a network of SBA loan production offices across the United States and has funded over $1.3 billion in SBA loans in 36 states in the last five years. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank. For further information, please go to the Bank's website at www.temvalbank.com.

    Temecula Valley Bancorp stock is traded on the NASDAQ Global
Select Market under the symbol TMCV.

    Forward-looking Statements

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.



                     TEMECULA VALLEY BANCORP INC.
            CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (UNAUDITED)
            (in thousands except share and per share data)


                                  September 30, September 30,
                                      2007          2006      % Change
                                  ------------- ------------- --------
ASSETS
  Cash and due from banks         $     12,843  $     16,453     (22%)
  Interest-bearing deposits in
   financial institutions                1,000            99     910%
  Federal funds sold                    22,990         4,350     429%
  Securities                             3,046             0       0%
       Loans (Including HFS)
  Commercial                            53,885        53,465       1%
  Real Estate-Construction             594,912       520,058      14%
  Real Estate                          286,217       279,985       2%
  SBA                                  266,248       204,489      30%
  Consumer and other                     3,212         3,518      (9%)
                                  ------------- -------------
       Total Gross Loans             1,204,474     1,061,515      13%
  Less allowance for loan losses       (13,299)      (11,631)     14%
                                  ------------- -------------
       Total Loans, net              1,191,175     1,049,884      13%

  Federal Reserve & Home Loan
   Bank stock, at cost                   2,867         1,969      46%
  Bank premises and equipment,
   net                                   5,233         5,172       1%
  Other real estate owned, net             152         2,131     (93%)
  Cash surrender value life
   insurance                            27,773        22,316      24%
  SBA-loan servicing asset               5,572         8,402     (34%)
  SBA-loan I/O strip receivable          6,846        14,884     (54%)
  Accrued interest                       7,014         5,298      32%
  Other Assets                          18,367        13,013      41%
                                  ------------- -------------
       Total Assets               $  1,304,878  $  1,143,971      14%
                                  ============= =============
LIABILITIES AND STOCKHOLDER
 EQUITY
       Deposits
  Non-interest Bearing Deposits        144,938       155,445      (7%)
  Money Market & NOW                   173,851       123,443      41%
  Savings                               27,214        30,112     (10%)
  Time Deposits                        805,549       708,455      14%
                                   ------------  ------------
       Total deposits                1,151,552     1,017,455      13%
  Junior subordinated debt
   securities                           34,023        41,240     (18%)
  Accrued interest                       2,245         1,642      37%
  Dividend Payable                         406             0       0%
  Other liabilities                     11,708        10,674      10%
                                   ------------  ------------
       Total liabilities             1,199,934     1,071,011      12%
  Stockholder's equity                 104,944        72,960      44%
                                  ------------- -------------
       Total Liabilities and
        Stockholder's equity      $  1,304,878  $  1,143,971      14%
                                  ============= =============


SELECTED BALANCE SHEET DATA
  Book value per share, end of
   period                          $     10.35   $      7.96
  Tier 1 leverage capital ratio          10.60%         8.94%
  Tier 1 risk-based capital ratio         9.59%         7.92%
  Total risk-based capital ratio         10.57%        10.19%
  Loan to deposit ratio, end of
   period                               104.60%       104.33%
  Allowance for loan losses as a
   % of total loans                       1.10%         1.10%
  Gross nonperforming assets as a
   % of total assets                      2.47%         1.21%
  Net nonperforming assets as a %
   of total assets                        1.39%         0.33%
  Net chargeoffs (annualized) as
   a % of total loans                     0.07%         0.02%

                                                 December 31,
                                                     2006     % Change
                                                 ------------ --------
ASSETS
  Cash and due from banks                       $     15,190     (15%)
  Interest-bearing deposits in
   financial institutions                                 99     910%
  Federal funds sold                                  18,180      26%
  Securities                                           1,019     199%
       Loans (Including HFS)
  Commercial                                          59,550     (10%)
  Real Estate-Construction                           568,227       5%
  Real Estate                                        292,827      (2%)
  SBA                                                218,408      22%
  Consumer and other                                   3,681     (13%)
                                                -------------
       Total Gross Loans                           1,142,693       5%
  Less allowance for loan losses                     (12,522)      6%
                                                -------------
       Total Loans, net                            1,130,171       5%

  Federal Reserve & Home Loan
   Bank stock, at cost                                 1,996      44%
  Bank premises and equipment,
   net                                                 5,492      (5%)
  Other real estate owned, net                         1,255     (88%)
  Cash surrender value life
   insurance                                          24,036      16%
  SBA-loan servicing asset                             8,288     (33%)
  SBA-loan I/O strip receivable                       13,215     (48%)
  Accrued interest                                     6,155      14%
  Other Assets                                        13,093      40%
                                                -------------
       Total Assets                             $  1,238,189       5%
                                                =============
LIABILITIES AND STOCKHOLDER
 EQUITY
       Deposits
  Non-interest Bearing Deposits                      144,525       0%
  Money Market & NOW                                 130,357      33%
  Savings                                             29,781      (9%)
  Time Deposits                                      776,838       4%
                                                -------------
       Total deposits                              1,081,501       6%
  Junior subordinated debt
   securities                                         41,240     (18%)
  Accrued interest                                     2,094       7%
  Dividend Payable                                         0       0%
  Other liabilities                                   10,091      16%
                                                -------------
       Total liabilities                           1,134,926       6%
  Stockholder's equity                               103,263       2%
                                                -------------
       Total Liabilities and
        Stockholder's equity                    $  1,238,189       5%
                                                =============


SELECTED BALANCE SHEET DATA
  Book value per share, end of
   period                                         $     9.75
  Tier 1 leverage capital ratio                        11.42%
  Tier 1 risk-based capital
   ratio                                               10.49%
  Total risk-based capital ratio                       11.90%
  Loan to deposit ratio, end of
   period                                             105.66%
  Allowance for loan losses as a
   % of total loans                                     1.10%
  Gross nonperforming assets as
   a % of total assets                                  1.66%
  Net nonperforming assets as a
   % of total assets                                    0.77%
  Net chargeoffs (annualized) as
   a % of total loans                                   0.01%




 PAST DUE AND NON-ACCRUAL LOANS
 ---------------------------------------------------------------------
 September 30, 2007                        Gross   Government   Net
                                           Balance  Guaranty   Balance
 ---------------------------------------- ----------------------------
 30 - 89 days past due                       6,009      (448)    5,561
                                          ======== ========== ========
 90+ days past due and accruing                  0         0         0
 Non-accrual                                32,034   (13,550)   18,484
 Other real estate owned (REO)                 152      (114)       38
                                          -------- ---------- --------
 Total non-performing assets                32,186   (13,664)   18,522
                                          ======== ========== ========

 December 31, 2006
 ----------------------------------------
 30 - 89 days past due                       3,284    (1,737)    1,547
                                          ======== ========== ========
 90+ days past due and accruing                140         0       140
 Non-accrual                                19,124   (10,335)    8,789
 Other real estate owned (REO)               1,255      (638)      617
                                          -------- ---------- --------
 Total non-performing assets                20,519   (10,973)    9,546
                                          ======== ========== ========

 September 30, 2006
 ----------------------------------------
 30 - 89 days past due                         380      (161)      219
                                          ======== ========== ========
 90+ days past due and accruing                  0         0         0
 Non-accrual                                11,670    (8,858)    2,812
 Other real estate owned (REO)               2,131    (1,158)      973
                                          -------- ---------- --------
 Total non-performing assets                13,801   (10,016)    3,785
                                          ======== ========== ========




                     TEMECULA VALLEY BANCORP INC.
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)
            (in thousands except share and per share data)

                              3 Mos. Ended           9 Mos. Ended
                             September 30,          September 30,
                        ----------------------- ----------------------
                            2007       2006        2007       2006
                        ------------ ---------- ----------- ----------
INTEREST INCOME
  Interest income and
   fees on loans        $    28,496 $   24,845 $    86,061 $   65,906
  Other Interest income         561        356       1,260        627
                        ----------------------------------------------
  Total Interest income      29,057     25,201      87,321     66,533
INTEREST EXPENSE
  Interest on deposits       11,892      9,001      35,239     21,120
  Interest on junior
   subordinated debt
   and other borrowings         648        607       2,263      1,915
                        ----------------------------------------------
  Total Interest
   expense                   12,540      9,608      37,502     23,035
                        ----------------------------------------------
  Net interest income        16,517     15,593      49,819     43,498
  Provision for loan
   losses                     1,055      1,350       1,470      2,760
                        ----------------------------------------------
  Net interest income
   after provision for
   loan losses               15,462     14,243      48,349     40,738
NON INTEREST INCOME
  Service charges and
   fees                         154        149         454        463
  Gain on sale of
   loans, fixed assets
   and OREO                   1,633      3,969       8,369     10,905
  SBA Net Servicing
   income                    (3,109)    (2,143)     (4,818)    (1,520)
  Loan related income         2,260      1,834       5,938      4,691
  Other income                  583        524       1,632      1,210
                        ----------------------------------------------
  Total Non Interest
   income                     1,521      4,333      11,575     15,749
NON INTEREST EXPENSE
  Salaries and employee
   benefits                   7,790      7,978      26,074     23,840
  Occupancy and
   equipment                  1,331      1,181       3,868      3,472
  Marketing and
   business promotion           292        197         893        681
  Office expense                648        693       2,011      1,877
  Loan related expense          976        564       2,090      1,792
  Other expense               1,605        991       4,685      3,073
                        ------------ ---------- ----------- ----------
  Total Non Interest
   expense                   12,642     11,604      39,621     34,735
                        ----------------------------------------------
  Earnings before
   income taxes               4,341      6,972      20,303     21,752
  Income taxes                1,746      2,954       8,278      9,224
                        ----------------------------------------------
  Net earnings          $     2,595 $    4,018 $    12,025 $   12,528
                        ==============================================


OTHER SELECTED
 FINANCIAL DATA
  Actual common shares
   outstanding at end
   of period             10,137,910  9,169,088  10,137,910  9,169,088
  Average common shares
   outstanding           10,247,356  9,149,922  10,502,129  9,044,249
  Average common shares
   & equivalents
   outstanding           10,559,464  9,696,764  10,892,611  9,611,518
  Basic earnings per
   share                       0.25       0.44        1.15       1.39
  Diluted earnings per
   share                       0.25       0.41        1.10       1.30

  Return on average
   assets (annualized)         0.79%      1.48%       1.24%      1.72%
  Return on average
   equity (annualized)         9.66%     22.72%      15.03%     25.85%
  Investment Yield             5.16%      5.22%       5.20%      4.96%
  Loan Yield                   9.62%     10.30%       9.72%     10.22%
  Cost of Interest-
   bearing Deposits            4.73%      4.42%       4.76%      3.99%
  Cost of Borrowings           7.51%      8.05%       7.79%      7.24%
  Net interest margin          5.38%      6.29%       5.48%      6.61%
  Efficiency ratio            70.08%     58.24%      64.53%     58.63%

  NET LOAN CHARGEOFFS
  ---------------------
  Chargeoffs                    149         61         826        357
  Recoveries                   (125)      (172)       (134)      (189)
                         ----------- ---------- ----------- ----------
  Net Chargeoffs
   (Recoveries)                  24       (111)        692        168
                         =========== ========== =========== ==========




                    TEMECULA VALLEY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)
             (dollars in thousands except per share data)


                                              Quarterly
                               ---------------------------------------
                                                2007
                               ---------------------------------------
                                  3rd Qtr      2nd Qtr      1st Qtr
                                -----------  -----------  ------------
EARNINGS
   Net interest income (fully
    tax-equivalent)            $    16,517  $    17,054  $    16,250
   Provision for loan and
    lease losses               $     1,055  $         0  $       415
   Non Interest income         $     1,521  $     6,117  $     3,938
   Non Interest expense        $    12,642  $    14,317  $    12,664
   Net income                  $     2,595  $     5,251  $     4,179
   Basic earnings per share    $      0.25  $      0.49  $      0.39
   Diluted earnings per share  $      0.25  $      0.47  $      0.38
   Average shares outstanding   10,247,356   10,661,179   10,601,748
   Average diluted shares
    outstanding                 10,559,464   11,072,471   11,124,945

PERFORMANCE RATIOS
   Return on average assets           0.79%        1.59%        1.34%
   Return on average common
    equity                            9.66%       19.07%       16.04%
   Net interest margin (fully
    tax-equivalent)                   5.38%        5.51%        5.54%
   Investment Yield                   5.16%        5.24%        5.23%
   Loan Yield                         9.62%        9.79%        9.75%
   Cost of Interest-bearing
    Deposits                          4.73%        4.78%        4.75%
   Cost of Borrowings                 7.51%        7.66%        8.14%
   Noninterest
    income/Operating revenue          8.43%       26.40%       19.51%
   Efficiency ratio                  70.09%       61.79%       62.73%
   Full-time equivalent
    employees                          324          318          313

CAPITAL
   Loans/ Deposits                  104.60%      100.15%      102.43%
   Securities/ Assets                 0.23%        0.08%        0.08%
   Equity to assets                   8.04%        8.57%        8.21%
   Regulatory leverage ratio         10.60%       10.93%       11.27%
   Tier 1 capital ratio               9.59%       10.58%       10.42%
   Total risk-based capital
    ratio                            10.57%       11.51%       11.65%
   Book value per share        $     10.35  $     10.52  $     10.15
   Common dividends per share  $      0.04  $      0.04  $       N/A

ASSET QUALITY
   Gross loan charge-offs      $       149  $       198  $       479
   Net loan charge-offs
    (recoveries)               $        24  $       190  $       479
   Net loan charge-offs to
    average loans                     0.06%        0.06%        0.16%
   Allowance for loan losses   $    13,299  $    12,268  $    12,458
   Allowance for losses to
    total loans                       1.10%        1.07%        1.06%
   Nonperforming loans         $    32,034  $    26,629  $    23,813
   90-Day Delinquencies                  0            0            0
   Other real estate owned     $       152  $       722  $       722
   Nonperforming assets
    (including OREO)                32,186       27,352       24,535
   Nonperforming assets to
    total assets                      2.47%        2.09%        1.87%
   Nonperforming Assets, Net
    of Guarantees (NOG)             18,522       12,199       10,420
   Nonperforming assets NOG to
    Total Assets                      1.42%        0.93%        0.79%

END OF PERIOD BALANCES
   Loans (before allowance)    $ 1,204,474  $ 1,151,515  $ 1,179,789
   Total earning assets
    (before allowance)         $ 1,231,510  $ 1,230,277  $ 1,236,224
   Total assets                $ 1,304,878  $ 1,308,965  $ 1,312,448
   Deposits
      Non Interest-Bearing
       Demand                  $   144,938  $   144,683  $   151,293
      Money Market and NOW     $   173,851  $   151,893  $   141,028
      Savings                  $    27,214  $    29,487  $    32,012
      Timed Deposits Under
       $100,000                $   391,365  $   403,827  $   420,301
      Timed Deposits $100,000
       and Over                $   414,184  $   419,945  $   407,219
   Deposits                    $ 1,151,552  $ 1,149,835  $ 1,151,853
   Shareholders' equity        $   104,944  $   112,188  $   107,744
   Period end common shares
    outstanding                 10,137,910   10,662,772   10,613,659

QUARTERLY AVERAGE BALANCES
   Loans (before allowance)    $ 1,175,764  $ 1,208,928  $ 1,167,399
   Total earning assets
    (before allowance)         $ 1,218,899  $ 1,240,905  $ 1,189,218
   Total assets                $ 1,296,334  $ 1,323,088  $ 1,266,657
   Deposits                    $ 1,140,412  $ 1,158,276  $ 1,106,127
   Shareholders' equity        $   106,571  $   110,424  $   105,661

                                             Quarterly
                             -----------------------------------------
                                                        2006
                                            --------------------------
                                                4th Qtr      3rd Qtr
                                              -----------  -----------
EARNINGS
   Net interest income (fully
    tax-equivalent)                          $    16,282  $   15,593
   Provision for loan and
    lease losses                             $       890  $    1,350
   Non Interest income                       $     3,695  $    4,333
   Non Interest expense                      $    12,256  $   11,604
   Net income                                $     4,392  $    4,018
   Basic earnings per share                  $      0.45  $     0.44
   Diluted earnings per share                $      0.43  $     0.41
   Average shares outstanding                  9,800,612   9,149,922
   Average diluted shares
    outstanding                               10,322,256   9,696,764

PERFORMANCE RATIOS
   Return on average assets                         1.46%       1.48%
   Return on average common
    equity                                         20.11%      22.72%
   Net interest margin (fully
    tax-equivalent)                                 5.79%       6.29%
   Investment Yield                                 5.22%       5.22%
   Loan Yield                                       9.92%      10.30%
   Cost of Interest-bearing
    Deposits                                        4.68%       4.42%
   Cost of Borrowings                               7.84%       8.04%
   Noninterest
    income/Operating revenue                       18.50%      21.75%
   Efficiency ratio                                61.35%      58.24%
   Full-time equivalent
    employees                                        312         304

CAPITAL
   Loans/ Deposits                                105.66%     104.33%
   Securities/ Assets                               0.08%       0.09%
   Equity to assets                                 8.34%       6.38%
   Regulatory leverage ratio                       11.42%       8.94%
   Tier 1 capital ratio                            10.49%       7.92%
   Total risk-based capital
    ratio                                          11.90%      10.19%
   Book value per share                      $      9.75  $     7.96
   Common dividends per share                $       N/A  $      N/A

ASSET QUALITY
   Gross loan charge-offs                    $        25  $       61
   Net loan charge-offs
    (recoveries)                             $        (1) $     (111)
   Net loan charge-offs to
    average loans                                   0.00%      (0.05%)
   Allowance for loan losses                 $    12,522  $   11,631
   Allowance for losses to
    total loans                                     1.10%       1.10%
   Nonperforming loans                       $    19,124  $   11,700
   90-Day Delinquencies                              140           0
   Other real estate owned                   $     1,255  $    2,131
   Nonperforming assets
    (including OREO)                              20,519      13,800
   Nonperforming assets to
    total assets                                    1.66%       1.21%
   Nonperforming Assets, Net
    of Guarantees (NOG)                            9,547       3,784
   Nonperforming assets NOG
    to Total Assets                                 0.77%       0.33%

END OF PERIOD BALANCES
   Loans (before allowance)                  $ 1,142,693  $1,061,515
   Total earning assets
    (before allowance)                       $ 1,161,991  $1,065,964
   Total assets                              $ 1,238,189  $1,143,971
   Deposits
      Non Interest-Bearing
       Demand                                $   144,525  $  155,445
      Money Market and NOW                   $   130,357  $  123,443
      Savings                                $    29,781  $   30,112
      Timed Deposits Under
       $100,000                              $   367,029  $  331,432
      Timed Deposits $100,000
       and Over                              $   409,809  $  377,023
   Deposits                                  $ 1,081,501  $1,017,455
   Shareholders' equity                      $   103,263  $   72,960
   Period end common shares
    outstanding                               10,586,659   9,169,088

QUARTERLY AVERAGE BALANCES
   Loans (before allowance)                  $ 1,099,465  $  957,182
   Total earning assets
    (before allowance)                       $ 1,116,363  $  984,203
   Total assets                              $ 1,197,032  $1,076,472
   Deposits                                  $ 1,053,338  $  963,949
   Shareholders' equity                      $    86,650  $   70,170




               LOAN PORTFOLIO (INCLUDING HELD-FOR-SALE)
----------------------------------------------------------------------
Residential
 Construction Loans 9/30/2007 6/30/2007 3/31/2007 12/31/2006 9/30/2006
------------------- --------- --------- --------- ---------- ---------
10 Owner Occupied
 Res Const              0.53%     0.41%     0.72%      0.96%     1.43%
11 High-End Owner
 Occupied               2.50%     2.57%     2.09%      2.30%     2.18%
20 Spec Residential
 Construction (1-4
 units)                 3.69%     3.89%     3.56%      3.60%     3.79%
21 High-End Spec
 Residentail Const
 (1-4 units)            6.10%     6.38%     5.97%      5.51%     5.63%
23 High-End
 Residential Tract
 Construction (over
 4 units)               3.50%     3.73%     3.48%      3.30%     3.40%
24 Tract
 Construction (over
 4 Units)               1.97%     1.83%     1.84%      2.24%     3.10%
25 Muli-Family
 Construction           1.25%     1.43%     1.15%      0.67%     0.61%
26 Condominium
 Construction           3.03%     2.37%     2.15%      2.39%     2.27%
27 High-End
 Condominium
 Construction           7.21%     6.62%     6.39%      6.16%     5.90%
28 Condominium
 Conversion             0.96%     1.49%     1.76%      1.92%     1.96%
                    --------- --------- --------- ---------- ---------
Sub-Total
 Residential
 Construction Loans    30.75%    30.72%    29.10%     29.03%    30.29%
                    ========= ========= ========= ========== =========

Commercial
 Construction Loans
-------------------
30 Owner-Occupied
 Comm Const             4.05%     4.40%     4.32%      3.32%     3.08%
31 Restaurant/Bar
 Construction           0.10%     0.08%     0.31%      0.31%     0.28%
32 Hotel/Motel
 Construction           5.03%     5.45%     5.58%      5.12%     4.22%
33 Car Wash
 Construction           0.45%     0.55%     0.69%      0.94%     0.95%
34 Gas Station/C
 Store Construction     0.66%     0.63%     0.48%      0.75%     1.17%
36 Retail Spec
 Construction           0.26%     0.20%     0.76%      1.59%     1.16%
38 Office Spec
 Construction           1.73%     1.78%     2.24%      1.64%     1.21%
40 Industrial/
 Warehouse Spec
 Const                  1.13%     1.04%     1.51%      1.95%     1.38%
42 Healthcare
 Construction           1.61%     1.32%     1.26%      0.81%     0.67%
44 Miscellaneous
 Comm Const             0.33%     0.27%     0.15%      0.41%     0.46%
45 Mini-Storage
 Construction           0.14%     0.38%     0.39%      0.36%     0.38%
50 Residential Land
 Development            2.56%     2.98%     3.22%      3.24%     3.48%
51 Commercial Land
 Development            0.76%     0.85%     0.43%      0.44%     0.50%
                    --------- --------- --------- ---------- ---------
Sub-Total
 Commercial
 Construction Loans    18.80%    19.93%    21.33%     20.87%    18.94%
                    ========= ========= ========= ========== =========

Non-Construction
 Real Estate Loans
-------------------
55 Unimproved Land      7.73%     6.99%     5.68%      6.89%     6.58%
59 Multi-Family         0.39%     0.43%     0.65%      0.59%     0.59%
60 Owner-Occupied
 Commercial            13.24%    13.21%    14.40%     13.28%    12.54%
61 Restaurant/Bar       1.72%     1.81%     1.60%      1.31%     1.27%
62 Hotel/Motel          6.47%     5.84%     5.28%      5.75%     6.91%
63 Car Wash             1.11%     1.11%     1.25%      1.09%     0.96%
64 Gas Station/C
 Store                  4.39%     4.56%     4.34%      3.82%     4.33%
66 Retail
 Investment             0.63%     0.76%     0.83%      0.86%     0.93%
68 Office
 Investment             0.67%     0.55%     0.98%      0.96%     1.00%
70 Industrial/
 Warehouse
 Investment             2.74%     2.65%     3.49%      3.38%     3.10%
72 Healthcare           0.95%     0.86%     0.68%      0.45%     0.64%
74 Miscellaneous
 Commercial             0.59%     0.62%     1.26%      1.40%     1.38%
75 Mini-Storage         0.39%     0.41%     0.56%      0.58%     0.63%
80 1st TD 1-4
 Residential            1.34%     1.45%     1.62%      1.59%     1.96%
82 Junior TD 1-4
 Residential            2.17%     2.04%     1.80%      1.95%     2.08%
                    --------- --------- --------- ---------- ---------
Sub-Total Non-
 Construction Real
 Estate Loans          44.52%    43.28%    44.40%     43.89%    44.89%
                    --------- --------- --------- ---------- ---------
Total Real Estate
 Secured Loans         94.08%    93.93%    94.84%     93.79%    94.12%
                    ========= ========= ========= ========== =========

Commercial,
 Consumer, Other        5.92%     6.07%     5.16%      6.21%     5.88%
                    --------- --------- --------- ---------- ---------
Total Loan
 Portfolio            100.00%   100.00%   100.00%    100.00%   100.00%
                    ========= ========= ========= ========== =========



    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 951-694-9940